Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Amy Knapp
813-865-1284	813-290-6208
gregg.haddad@wellcare.com	amy.knapp@wellcare.com

WELLCARE ANNOUNCES SEC RESOLUTION

TAMPA, FL (May 18, 2009) — WellCare Health Plans, Inc. (NYSE: WCG) has resolved an informal investigation by the U.S. Securities and Exchange Commission (“SEC”).  The informal investigation involved certain of the Company’s periodic filings.  Without admitting or denying the allegations, WellCare has agreed to the entry of a final judgment that includes a permanent injunction against any future violations of certain provisions of the federal securities laws.  In addition, over a period of one year, the Company will pay a total civil penalty of $10 million, and $1 for disgorgement, plus post-judgment interest.  The first payment in the amount of $2.5 million is due within 30 days.  The consent and final judgment will be available from the Company’s website at www.wellcare.com.

“We are pleased that this matter has been resolved,” said Thomas F. O’Neil III, senior vice president and general counsel of WellCare.  “From the outset, WellCare cooperated fully with the SEC, and we are committed to enterprise-wide regulatory compliance and ethical business practices.”

As previously disclosed, on July 21, 2008, upon the recommendation of the Audit Committee of the Board of Directors, the Board concluded that WellCare should restate certain previously issued consolidated financial statements.  The restatements related to accounting errors identified with respect to compliance with refund requirements in certain contracts.  WellCare now is current in its financial reporting, including filings with the SEC.

On May 5, 2009, WellCare resolved previously disclosed investigations by the U.S. Attorney’s Office for the Middle District of Florida and the Florida Attorney General’s Office by entering into a Deferred Prosecution Agreement.  The Company is cooperating fully and engaged in resolution discussions with the Civil Division of the U.S. Department of Justice (“Civil Division”) and the Office of Inspector General of the U.S. Department of Health and Human Services (“OIG”).

As disclosed in WellCare’s Form 10-Q for the period ended March 31, 2009, the Company established an accrual of $50 million for the potential liability associated with certain government investigation resolution discussions, including those with the SEC.  The amount of the SEC resolution is consistent with the Company’s expectations at the time the accrual was established.  Therefore, the Company will not record any incremental expense for the SEC resolution.

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About WellCare Health Plans, Inc.

WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored healthcare programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans.  The Company served approximately 2.5 million members nationwide as of March 31, 2009.  For more information about WellCare, please visit the Company’s website at www.wellcare.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual future results to differ materially from those projected or contemplated in the forward-looking statements.  These risks and uncertainties include, but are not limited to, risks related to the Company’s obligations to make scheduled payments pursuant to the Consent and Final Judgment and the status of ongoing resolution discussions with the Civil Division and the OIG.  Additional information concerning these and other important risks and uncertainties can be found under the captions “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s 2008 Annual Report on Form 10-K, as amended,  and other documents subsequently filed with or furnished to the U.S. Securities and Exchange Commission.  The Company undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

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